EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2001 except as to note 25 which is as of March 29, 2001 relating to the financial statements of Hollywood Entertainment Corporation, which appears in Hollywood Entertainment Corporations's Annual Report on Form 10-K for the year ended December
31, 2000.



PricewaterhouseCoopers LLP

Portland, Oregon
August 14, 2001